Exhibit 5

          Schell Bray Aycock Abel & Livingston P.L.L.C.
                 230 North Elm Street, Suite 1500
                 Greensboro, North Carolina 27401


                                                       July 30, 1998





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Kenan Transport Company
         Registration Statement on Form S-8

Ladies and Gentlemen:

        We have represented Kenan Transport Company (the "Registrant"), a North Carolina corporation, in connection with the registration of 450,000 shares of Common Stock (the "Shares") issuable pursuant to the Registrant's 1998 Long-Term Incentive Plan (the "Plan").

        In connection with this Plan, we have examined the Registrant's Articles of Incorporation and Bylaws, as amended, the Registration Statement on Form S-8 with respect to such shares, the Plan and such corporate records of the Registrant and questions of law as we have deemed relevant for the purpose of this opinion. Based upon such review, we are of the opinion that:

        1. All necessary corporate action has been taken to authorize the issuance of the Shares pursuant to the Plan.

        2. When duly issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Registrant.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                  Very truly yours,

                /s/ SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.